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                                                            OMB APPROVAL
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--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: September 30, 1998
--------                                            Estimated average burden
                                                    hours per response .... 0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or         6. If Amendment, Date
  Donahue        Michael                      Statement                     Trading Symbol                       of Original
----------------------------------------      (Month/Day/Year)              Pegasus Systems, Inc. (PEGS)         (Month/Day/Year)
     (Last)     (First)     (Middle)         August 6, 1997              ------------------------------------
  3811 Turtle Creek Blvd., Suite 1100      ----------------------------  5. Relationship of Reporting         7. Individual or
----------------------------------------   3. IRS or Social Security          Person to Issuer                   Joint/Group Filing
             (Street)                         Number of Reporting           (Check all applicable)               (check applicable
                                              Person (Voluntary)                                                 box)
  Dallas,         Texas        75219                                     ----- Director   -----  10% Owner       [ ] Form filed by
--------------------------------------     ----------------------------    X                                         One Reporting
      (City)      (State)      (Zip)                                     ----- Officer    -----  Other (specify      Person
                                                                         (give title below)            below)    [ ] Form filed by
                                                                                Chief Marketing Officer              More than One
                                                                               ---------------------------           Reporting
                                                                                                                     Person
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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    Common Stock                                0                               N/A                           N/A
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)             SEC 1473 (7/96)


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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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   Stock Options                   *       5/19/07       Common Stock    53,333       $7.00          D                 N/A
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Explanation of Responses:

*  This Option may be exercised, in whole or in part, in accordance with the following schedule:
   Twenty-five percent (25%) of the Shares subject to this Option shall vest twelve (12) months after the Vesting Commencement Date
   (5/20/97), and one twelfth (1/12th) of the Shares subject to the Option shall vest each quarter thereafter.
** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             /s/ MICHAEL DONAHUE               8/11/97
                                                                                    -------------------------------   -------------
                                                                                    **Signature of Reporting Person        Date
Note. File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.


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                                                                                                                    SEC 1473 (7/96)

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